Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Navient Corporation on Form S-8 (No. 333-195535) of our report dated June 26, 2020 to Navient 401(k) Savings Plan statements of net assets available for benefits as of December 31, 2019 and 2018 and related statement of changes in net assets available for benefits for the year ended December 31, 2019, appearing in this Annual Report on Form 11-K of Navient 401(k) Savings Plan for the year ended December 31, 2019.

/s/ CohnReznick LLP

Bethesda, Maryland
June 26, 2020